Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.9

TECHNOLOGY ASSIGNMENT AGREEMENT

This Technology Assignment Agreement (this “Agreement”) is entered into this 14th day of October, 2013 (“Effective Date”) by and between The Children’s Hospital of Philadelphia® (“CHOP”) and AAVenue Therapeutics, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 14, 2013, as amended from time to time.

WHEREAS, in connection with the acquisition of Common Shares, the Company wishes to obtain from CHOP and CHOP wishes to grant to the Company, an assignment of certain of CHOP’S assets (as further described herein).

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which hereby is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. ASSIGNMENT; CONSENT.

1.1 CHOP hereby assigns to the Company all rights, title and interest which CHOP may have to the assets described in Schedule A hereto (collectively, the “Assigned Assets”) subject to any applicable government rights reserved by the U.S. government and the following reservation of rights by CHOP:

a.	CHOP cannot and does not transfer any rights of third parties in the Assigned Assets, including any rights of third party companies or institutions including, but not limited to, Iowa (“IOWA”) and Oregon Health Sciences University (“OHSU”).

b.	CHOP retains the ability and reserves the rights to research, make, have made, practice, have practiced, and use the Assigned Assets solely for its own academic research and/or educational purposes, excluding (i) use pursuant to any sponsored research or other funding agreement or arrangement with any commercial entity pursuant to which any commercial entity is granted any right or interest with respect to the Assigned Assets or research results generated through the use of the Assigned Assets, (ii) the inclusion in any NDA, BLA or other application for marketing approval of any data comprised by the Assigned Assets and (iii) any use of the Assigned Assets for commercialization or licensing or transfer of rights to Assigned Assets for commercialization.

The foregoing assignment shall be referred to herein as the “Assignment.”

1.2 Any assignment of any copyrights hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”) that may legally be assigned. To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by

AAVT-CHOP Technology Assignment Agreement Oct. 2013

the laws in the various countries where Moral Rights exist, CHOP hereby, to the extent legally permissible, waives and agrees not to assert such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. CHOP shall confirm any such waivers and consents from time to time as requested by the Company.

1.3 CHOP agrees to provide reasonable assistance, at the Company’s request and expense, to perfect the Assignment and to enable the Company to apply for, obtain, and maintain any intellectual property rights in the Assigned Assets in any and all countries the Company may designate from time to time. CHOP will execute documents, reasonably acceptable to CHOP, necessary for such purposes upon request by Company.

1.4 CHOP represents and warrants to the Company that CHOP (a) is an owner of certain rights, title and interest in and to the Assigned Assets immediately prior to the Assignment, and (b) has full power and authority to enter into this Agreement and to make the Assignment.

2. PAYMENT. The issuance of Common Shares pursuant to a Common Share Membership Agreement dated the same date as this Agreement shall be the sole and exclusive consideration of CHOP for its performance hereunder.

3. GENERAL PROVISIONS.

3.1 No Waiver; Amendment; Entire Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. This Agreement may be amended or modified only by a writing executed by the Company and CHOP. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

3.2 Survival. The warranties, representations and covenants of CHOP contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Company.

3.3 Governing Law; Severability. This Agreement shall be governed by and construed under the laws of the State of Pennsylvania as applied to agreements among Pennsylvania residents entered into and to be performed entirely within Pennsylvania. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.4 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date above.

AAVT-CHOP Technology Assignment Agreement Oct. 2013

AAVenue Therapeutics, LLC

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	President & Chief Executive Officer

Address:	c/o The Children’s Hospital of
Philadelphia®
34th Street and Civic Center Boulevard
Philadelphia, Pennsylvania 19104

The Children’s Hospital of Philadelphia®

By:	/s/ Steven M. Altschuler
Name:	Steven M. Altschuler
Title:	President and CEO

Address:	34th Street and Civic Center Boulevard
Philadelphia, Pennsylvania 19104

AAVT-CHOP Technology Assignment Agreement Oct. 2013

TECHNOLOGY ASSIGNMENT AGREEMENT

SCHEDULE A

ASSIGNED ASSETS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

AAVT-CHOP Technology Assignment Agreement Oct. 2013

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